[LOGO]

FOR IMMEDIATE RELEASE

December 17, 2010

Company:	Dominion

Contacts:
Media:	Bill Hall, (804) 819-2040, Bill.Hall@dom.com
Ryan Frazier, (804) 819-2521, C.Ryan.Frazier@dom.com
Analysts:	Greg Snyder, (804) 819-2383, James.Gregory.Snyder@dom.com

DOMINION BOARD ADDS NEW DIRECTOR

The board of directors of Dominion (NYSE: D) today elected a new director, Helen E. Dragas, effective Dec. 18. The election brings the size of the Dominion board to 12.

Thomas F. Farrell II, chairman, president and chief executive officer, said:

“We are pleased to welcome Helen to Dominion’s board of directors. Her experience as the leader of a development planning and construction firm will be needed and utilized as our company embarks on a five-year, $10.2 billion growth plan.”

Dragas, 49, has been president and chief executive officer of The Dragas Companies, a diversified real estate concern in the Hampton Roads region of Virginia, since 1996. She was awarded the Lee Evans Award for Building Management Excellence by the National Association of Homebuilders and Builder Magazine in 1999 and was named America’s Best Builder by Builder Magazine in 2009. Dragas has been appointed to the State Council for Higher Education in Virginia and the Commonwealth Transportation Board. She received a B.A. in economics and foreign affairs from the University of Virginia, where she serves as vice rector of the Board of Visitors. She also earned an M.B.A. from UVA’s Darden School of Business.

Dominion is one of the nation’s largest producers and transporters of energy, with a portfolio of approximately 27,600 megawatts of generation, 12,000 miles of natural gas transmission, gathering and storage pipeline and 6,000 miles of electric transmission lines. Dominion operates the nation’s largest natural gas storage system with 942 billion cubic feet of storage capacity and serves retail energy customers in 13 states. For more information about Dominion, visit the company’s website at www.dom.com.

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